UTILITY CONSTRUCTORS, INC.                         S-6
                      PROFORMA BALANCE SHEET                        Page 1 of 3
                        AT AUGUST 31, 1995
                            (UNAUDITED)
                     (Thousands of Dollars)

                                                     Adjustments
                                         Per Books   Dr. (Cr.)       Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT            $  707      $               $   707
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATIO      376                          376
                                            331            0             331
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS            99        1,831 (a,b)     1,930
    NOTES RECEIVABLE - INTERCOMPANY       1,900                        1,900
    ACCOUNTS RECEIVABLE - INTERCOMPANY      152                          152
    ACCOUNTS RECEIVABLE                     (86)                         (86)
    MATERIALS AND SUPPLIES                   17                           17
    PREPAYMENTS                             134                          134
                                          2,216        1,831           4,047

OTHER ASSETS                              2,259                        2,259

TOTAL ASSETS                             $4,806      $ 1,831         $ 6,637

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES        $    1                      $     1
    PAID IN CAPITAL                       5,959                        5,959
    EARNINGS REINVESTED IN THE
       BUSINESS                          (2,475)          74 (b,c )   (2,549)
TOTAL CAPITALIZATION                      3,485           74           3,411

CURRENT AND ACCRUED LIABILITIES
    NOTES PAYABLE - INTERCOMPANY              0       (1,945)(a)       1,945
    ACCOUNTS PAYABLE-OTHER                  132                          132
    ACCOUNTS PAYABLE-INTERCOMPANY             1                            1
    OTHER ACCRUALS AND CURRENT
      LIABILITIES                         1,005           40 (c)         965
                                          1,138       (1,905)          3,043

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                                (560)                        (560)
    OTHER DEFERRED CREDITS                  743                          743
                                            183            0             183

TOTAL CAPITALIZATION AND LIABILITIES     $4,806      $(1,831)         $6,637

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                   UTILITY CONSTRUCTORS INC.                             S-6
              PROFORMA STATEMENTS OF INCOME AND                     Page 2 of 3
             EARNINGS REINVESTED IN THE BUSINESS
         FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                        (UNAUDITED)
                  (Thousands of Dollars)

                                                  Adjustments
                                  Per Books        Dr. (Cr.)        Pro Forma

OPERATING REVENUES                $ 9,783                           $ 9,783

OPERATING EXPENSES:
        OPERATION EXPENSE          10,377                            10,377
        PROPERTY, FRANCHISE &
           OTHER TAXES                139                               139
        DEPRECIATION, DEPLETION &
           AMORTIZATION               772                               772
        INCOME TAXES - NET            711          (40)(c)              671
                                   11,999          (40)              11,959

OPERATING INCOME                   (2,216)         (40)              (2,176)

OTHER INCOME                        3,046                             3,046

INCOME BEFORE INTEREST CHARGES        830          (40)                 870

INTEREST CHARGES:
        INTEREST - INTERCOMPANY       269          114 (b)              383
        OTHER INTEREST                  4                                 4
                                      273          114                  387

INCOME BEFORE CUMULATIVE EFFECT       557           74                  483
CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING                        (589)                             (589)

NET INCOME                            (32)          74                 (106)

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994    (2,443)                           (2,443)
                                   (2,475)          74               (2,549)
   DIVIDENDS ON COMMON STOCK            -                                 -
   BALANCE AT AUGUST 31, 1995     $(2,475)        $ 74              $(2,549)

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                  UTILITY CONSTRUCTORS INC.                             S-6
                 PRO FORMA ADJUSTING ENTRIES                        Page 3 of 3
                   AS OF AUGUST 31, 1995
                        (UNAUDITED)
                  (Thousands of Dollars)

                                                    Debit         Credit
          (a)
Cash                                                1,945
     Notes Payable Intercompany - Current                         1,945

To increase money pool borrowings
to allocated share of incremental borrowings.

          (b)
Interest Expense Intercompany                        114
     Cash                                                           114

To record additional interest expense on borrowings on entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                   40
     Income Tax Expense                                              40

To record tax effect of entry (b) at 35%.